PROMISSORY NOTE


$456,874,500.00
Houston, Texas                                  February 28, 1995



     FOR VALUE RECEIVED, the undersigned, Wachovia Bank of North Carolina, N.A., not in its individual or corporate capacity but solely in its capacity as Trustee of the Browning-Ferris Industries, Inc. Stock and Employee Benefit Trust (the "Trust") hereby promises on behalf of the Trust to pay to the order of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), at the principal offices of the Company in Houston, Texas or at such other place as the Company shall designate in writing, the aggregate principal amount of FOUR HUNDRED FIFTY SIX MILLION EIGHT HUNDRED SEVENTY FOUR THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($456,874,500.00), as shown on Annex A attached hereto as such may be amended from time to time, with interest in arrears thereon, as hereinafter provided.

     Principal shall be paid in installments in the amounts and on the dates set forth on the maturity schedule attached hereto as Annex A, the last such installment due on September 30, 2000; provided, however, that this Note may be prepaid in whole or in part at any time without penalty in accordance with Section 2.2 of the Trust Agreement creating the Trust (the "Trust Agreement"); and provided further, in accordance with Section 2.1 or 2.2 of the Trust Agreement, that all or any portion of the principal of this Note outstanding at any time, together with any accrued but unpaid interest on this Note, may be deemed forgiven; and provided further in the event that the Trust shall have been terminated in accordance with Section 8.2 of the Trust Agreement and the Trustee shall have complied with the requirements of Section 8.3 of the Trust Agreement, then any remaining principal of this Note then outstanding, together with any accrued but unpaid interest on this Note, shall be deemed forgiven. Interest on the unpaid principal balance, at an annual interest rate equal to 8.5%, shall be paid annually, in arrears, on or before each October 15 for interest accrued and unpaid as of the previous September 30, such payments commencing October 15, 1995, and shall be calculated on the basis of a 360-day year of 30-day months. Payments received within any Trust Year (as defined in the Trust Agreement) shall be applied
(i) first to interest accrued and unpaid as of the date of any such payment and then, to the extent that any such payment exceeds such accrued and unpaid interest, (ii) to prepay interest that accrues after such payment through the end of such Trust Year, and then,
(iii) to pay principal installments due within such Trust Year, and then, (iv) to the extent not otherwise distributed in accordance with Section 2.3 of the Trust Agreement, to additional installments of principal in the order of their scheduled maturity. Whenever any payment falls due on a Saturday, Sunday or public holiday, such payment shall be made on the next succeeding business day. Upon termination of the Trust, the entire unpaid balance of principal and interest shall be immediately payable.

     This Note shall be construed under the laws of the State of Delaware.

     The undersigned represents and warrants that the indebtedness represented by this Note was incurred for the purpose of purchasing shares of Common Stock, par value $.16 per share, of the Company.

     The Note may not be assigned by the Company, other than by operation of law, without the prior express written consent of the undersigned.

     The Company shall have no recourse whatsoever to any assets of the Trustee in its individual or corporate capacity for repayment. The Trustee is entering into this Note not in its individual or corporate capacity but solely as Trustee, and no personal or corporate liability or personal or corporate responsibilities are assumed by, or shall at any time be asserted or enforceable against, the Trustee in its individual or corporate capacity under, or with respect to, this Note.

                         WACHOVIA BANK OF NORTH CAROLINA, N.A.,
                           on behalf of
                         BROWNING-FERRIS INDUSTRIES, INC.
                         STOCK AND EMPLOYEE BENEFIT TRUST


                         By:        /s/ Alan C. Frazier
                             ___________________________________
                         Name:          Alan C. Frazier
                         Title:         Vice President